EX-23.h.11
Nationwide Fund Distributors LLC
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
March 24, 2009
Nationwide Variable Insurance Trust
1200 River Road, Suite 100
Conshohocken, Pennsylvania 19428
          Re:     12b-1 Fee Waiver
Ladies and Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to the AllianceBernstein NVIT Global Fixed Income Fund (the “Fund”), a series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fees for each of the Class II and Class VI shares of the Fund in an amount equal to 0.04%, for the period from the date of this Agreement through May 1, 2010. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC
By:	/s/Lee T. Cummings
	Name:	Lee T. Cummings
	Title:	Senior Vice President

Your signature below acknowledges
acceptance of this Agreement:

Nationwide Variable Insurance Trust
By:	/s/Allan J. Oster
	Name:	Allan J. Oster
	Title:	Assistant Secretary
	Date:	March 24, 2009